Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts: G. William Beale President and CEO Union Bankshares Corporation (804) 632-2121 • bbeale@ubsh.com

UNION BANKSHARES ANNOUNCES SHAREHOLDERS’ APPROVALS AND

UNVEILS NEW NAME AND LOGO

Shareholders approve merger of community banks, which will create Union First Market Bank with 97 branch locations

Richmond, VA – October 27, 2009 – Union Bankshares Corporation, a Virginia multi-bank holding company (“Union”), announces that it has received shareholder approvals for its acquisition of First Market Bank, FSB (“First Market”) and for changing its corporate name to Union First Market Bankshares Corporation; the votes were tallied yesterday at a special shareholders’ meeting. The two entities expect to close the transaction following their receipt of all regulatory approvals. Union will move its corporate headquarters to Richmond.

Union and First Market also unveiled yesterday the new logo and the new combined bank name they plan to use following the merger of two of its member banks; they have been working toward a successful integration and selecting the new name for the combination of Union Bank and Trust Company and First Market since Union’s March 30, 2009 merger announcement. The new bank name, which will be Union First Market Bank, reflects the heritage of both institutions, which are known for exceptional customer service and community involvement. Once the merger is complete, Union’s member banks will have more than $4.0 billion in assets creating the largest community bank in Virginia.

“I believe the new name shows respect for the history of each bank yet illustrates how we are coming together to build something even greater,” said G. William Beale, Union’s president and chief executive officer. Beale will remain CEO of the holding company, David J. Fairchild will be the president of the holding company, and John C. Neal will be the president of Union First Market Bank.

“As we near the completion of our merger, we want our customers to know that we are looking toward the future. Starting with the foundation of two very strong organizations, it will be exciting to see what we can accomplish together as we continue to serve our customers across Virginia,” said David J. Fairchild, currently First Market’s chief executive officer.

About Union Bankshares Corporation

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full-service banking to the Northern, Central, Rappahannock, Tidewater, and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (42 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, and Westmoreland and the cities of Fredericksburg, Williamsburg, Newport News, Grafton, and Charlottesville); Northern Neck State Bank (nine locations in the counties of Richmond, Westmoreland, Essex, Northumberland, and Lancaster); and Rappahannock National Bank (seven locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC. Additional information is available on the Company’s web site at www.ubsh.com. The shares of the company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

About First Market Bank

First Market Bank, FSB was founded in 1997 and is headquartered in Richmond. Now celebrating its twelfth anniversary, the bank has grown to more than 300 employees and has a network of 39 full-service locations (including 25 in Ukrop’s and 14 freestanding branches). It has more than $1 billion in deposits and offers a full range of retail and commercial products including mortgage, trust and investment services. www.firstmarketbank.com